Exhibit 10.1

FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) effective as of January 28, 2011, by and among BLOUNT, INC., a Delaware corporation (“Blount, Inc.”), OMARK PROPERTIES, INC., an Oregon corporation (“Omark”), WINDSOR FORESTRY TOOLS LLC, a Tennessee limited liability company (“Windsor”) (Omark, Windsor and Blount, Inc. are sometimes collectively referred to herein as “Borrowers” and individually as “Borrower”); the other Credit Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), in its capacity as Agent for the Lenders (as defined below) (“Agent”); and the other Lenders party hereto.

W I T N E S S E T H:

WHEREAS, Borrowers, the other Credit Parties signatory thereto, the lenders party thereto from time to time (the “Lenders”) and Agent are parties to that certain Third Amended and Restated Credit Agreement, dated as of August 9, 2010 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, Borrowers and the other Credit Parties have requested that Lenders amend certain terms under the Credit Agreement; and

WHEREAS, Borrowers and Lenders have agreed to the requested amendments on the terms and subject to the conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration paid by each party to the other, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that all capitalized terms not otherwise defined herein (including the recitals and preamble hereof) shall have the respective meanings ascribed to such terms in the Credit Agreement, after giving effect to this Amendment, and further agree as follows:

1.	Amendments to the Credit Agreement.

(a) Section 1.5 of the Credit Agreement is hereby amended by deleting subsection (c) thereof in its entirety and inserting the following in lieu thereof:

“(c) If any payment on any Loan or any Commitment becomes due and payable on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) without any increase in such payment as a result of additional interest or fees; provided, however, that such interest and fees shall continue accruing as a result of such extension of time.”

(b) Section 1.9 of the Credit Agreement is hereby amended by deleting the reference to “first Business Day” in the first sentence of subsection (b) thereof and replacing such reference with “first day”.

(c) Section 5 of the Credit Agreement is hereby amended by adding the following Section 5.15 immediately following Section 5.14:

“5.15 Stock of Foreign Subsidiaries. In connection with, and after giving effect to, the Foreign Subsidiary Reorganization, Borrowers shall cause (a) the Stock of BIH CV to be directly owned by one or more Credit Parties, (b) the Stock of the Foreign Stock Holding Company to be directly owned by BIH CV and (c) except as set forth on Disclosure Schedule (5.15) and except as the result of any sale, transfer, conveyance, assignment or other disposition of the Stock of any Foreign Operating Subsidiary (other than to any other Foreign Operating Subsidiary) occurring after the effectiveness of the Foreign Subsidiary Reorganization, or the acquisition of any Foreign Operating Subsidiary by a Credit Party, in each case that would otherwise be permitted hereunder, the Stock of each Foreign Operating Subsidiary to be directly owned by the Foreign Stock Holding Company. For the avoidance of doubt, except as otherwise set forth on Disclosure Schedule (5.15), the Stock of each Foreign Operating Subsidiary shall be directly owned by a Credit Party or the Foreign Stock Holding Company.”

(d) Section 6.1(a) of the Credit Agreement is hereby amended and modified by deleting such section in its entirety and inserting the following in lieu thereof:

“(a) form any Subsidiary after the Closing Date; provided, however, that Credit Parties and their Subsidiaries may form new Subsidiaries after the Closing Date so long as (i) no Default or Event of Default has occurred and is continuing, (ii) each Foreign Subsidiary so formed (other than (A) the Foreign Stock Holding Company and (B) any directly owned “shell” Subsidiary of the Foreign Stock Holding Company that is formed solely for the purpose of consummating an acquisition by the Foreign Stock Holding Company that is permitted by Section 6.1(b)) is at least 80% owned by a Credit Party, (iii) each United States domestic Subsidiary so formed is wholly owned by a Credit Party and (iv) contemporaneously with the formation of any such new Subsidiary, Credit Parties and each new Subsidiary, as applicable, comply with the provisions of Section 5.13; or”

(e) Section 6.1(b) of the Credit Agreement is hereby amended and modified by deleting such section in its entirety and inserting the following in lieu thereof:

“(b) merge with, consolidate with, amalgamate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person, except that (i) any Credit Party (other than Holdings) may merge into a Borrower and any Credit Party that is not a Borrower or Holdings may merge into another Credit Party that is not a Borrower or Holdings, provided that Borrower Representative shall be the survivor of any such merger to which it is a party and, in the event of a merger between a Credit Party that is not a Borrower and a Borrower, such Borrower shall be the survivor of any such merger, (ii) any Foreign Operating Subsidiary may merge into another Foreign Operating Subsidiary; provided, however, that Borrower Representative shall provide Agent with 30 days prior written notice of such merger under this clause (ii), and (iii) the Foreign Subsidiary Reorganization shall not be prohibited by this Section 6.1(b). Notwithstanding the foregoing, any Credit Party, the Foreign Stock Holding Company or any direct Subsidiary of the Foreign Stock Holding Company or a Credit Party (other than BIH CV) (so long as, in addition to the other requirements set forth below in this Section 6.1(b), with respect to any acquisition by (A) Holdings, contemporaneously therewith, all assets so acquired are transferred to one or more other Credit Parties, and (B) a Foreign Subsidiary, such acquisition is in the form of an asset acquisition consummated by a direct Subsidiary of the Foreign Stock Holding Company or a Credit Party (other than BIH CV) or the Subsidiary so acquired is held directly by the Foreign Stock Holding Company, in each case, immediately after giving effect to such acquisition and the transactions consummated contemporaneously therewith (including the merger of the Person to be so acquired with a directly owned “shell” Subsidiary of the Foreign Stock Holding Company)) may acquire all or substantially all of the assets or Stock of any Person (the “Target”) (in each case, a “Permitted Acquisition”) subject to the satisfaction of each of the following conditions (provided, that condition (vi) may be waived by Agent):

(i) Agent shall receive at least ten (10) Business Days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

(ii) such Permitted Acquisition by a Credit Party or a Foreign Subsidiary shall comprise a business, or those assets of a business, of a type reasonably related to the type engaged in by Borrowers as of the Closing Date, and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrowers prior to such Permitted Acquisition;

(iii) such Permitted Acquisition shall be consensual and shall have been approved by the Target’s board of directors;

(iv) no additional Indebtedness, Guaranteed Indebtedness, contingent obligations or other liabilities shall be incurred, assumed or otherwise reflected on a consolidated balance sheet of Credit Parties and Target after giving effect to such Permitted Acquisition, except, without duplication, (A) Loans made hereunder, (B) ordinary course trade payables, accrued expenses and unsecured or secured Indebtedness of the Target to the extent no Default or Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and (C) Indebtedness permitted under Section 6.3(a)(iii), Section 6.3(a)(xi), Section 6.3(a)(xii) and Section 6.3(a)(xiii);

(v) the sum of all amounts payable in connection with all Permitted Acquisitions (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of Borrowers and Target) shall not exceed $125,000,000 per acquisition and $300,000,000 in the aggregate during the term of this Agreement, of which $150,000,000 (plus up to $50,000,000 which is funded directly by one or more Foreign Subsidiaries from cash on hand at such Foreign Subsidiary) may be used for acquisitions that involve assets located in a jurisdiction outside of the United States, plus the amount of Stock issued by Holdings to any seller in connection with, and as the purchase price or portion of the purchase price for, any Permitted Acquisition;

(vi) the Target shall not have negative earnings before income, taxes, interest, depreciation and amortization (with such adjustments thereto as may be consented to by Agent, such consent not to be unreasonably withheld) for the trailing twelve-month period preceding the date of the Permitted Acquisition, as determined based upon the Target’s financial statements for its most recently completed four fiscal quarter period for which financial statements are available;

(vii) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

(viii) to the extent the assets being acquired in connection with any Permitted Acquisition are acquired by a Credit Party, at or prior to the closing of such Permitted Acquisition, Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all assets acquired pursuant thereto, and Credit Parties shall have executed such documents and taken such actions as may be required by Agent in connection therewith;

(ix) concurrently with delivery of the notice referred to in clause (i) above, Borrowers shall have delivered to Agent, in form and substance reasonably satisfactory to Agent:

(1) a pro forma consolidated balance sheet, income statement and cash flow statement of Holdings and its Subsidiaries (the “Acquisition Pro Forma”), based on the financial statements of Holdings and its Subsidiaries most recently delivered to Agent pursuant to Annex E prior to the consummation of such Permitted Acquisition (and the financial statements of the Target as of the date of such financial statements of Holdings and its Subsidiaries or, if financial statements of the Target are not available for such date, the financial statements of the Target dated as of a date no earlier than the date that is six months prior to the date on which the notice required by Section 6.1(b)(i) is delivered to Agent), which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Holdings and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect that, on a pro forma basis, (A) no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and (B) Borrowers would have been in compliance with the financial covenants set forth in Annex G for the four quarter period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex E prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period);

(2) updated versions of the most recently delivered Projections covering the 3-year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the Projections (the “Acquisition Projections”) and based upon historical financial data of a recent date reasonably satisfactory to Agent, taking into account such Permitted Acquisition;

(3) a certificate of the chief financial officer of Holdings and each Borrower to the effect that: (w) each Borrower (after taking into consideration all rights of contribution and indemnity such Borrower has against Holdings and each other Subsidiary of Holdings) will be Solvent upon the consummation of the Permitted Acquisition; (x) the Acquisition Pro Forma fairly presents the financial condition of Holdings and its Subsidiaries (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; (y) the Acquisition Projections are reasonable estimates of the future financial performance of Holdings and its Subsidiaries subsequent to the date thereof based upon the historical performance of Holdings and its Subsidiaries and the Target and show that Holdings and its Subsidiaries shall continue to be in compliance with the financial covenants set forth in Annex G for the 3-year period thereafter; and (z) Holdings and Borrowers have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to Agent and Lenders; and

(4) if the financial statements of the Target on which the Acquisition Pro Forma is based are dated as of a date that is earlier than the date of the financial statements of Holdings and its Subsidiaries most recently delivered to Agent pursuant to Annex E prior to the consummation of such Permitted Acquisition (as permitted by subclause (1) above), any subsequently-dated financial statements of the Target received by Holdings or any of its Subsidiaries prior to the date that is five Business Days prior to the scheduled closing of such Permitted Acquisition;

(x) on or prior to the date of such Permitted Acquisition, Agent shall have received, in form and substance reasonably satisfactory to Agent, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Agent including those specified in the last sentence of Section 5.9;

(xi) at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing; and

(xii) after giving effect to any Permitted Acquisition with respect to which a Credit Party is funding any portion of such investment, the aggregate amount of investments in Subsidiaries that are not Credit Parties shall not exceed the amount set forth in Section 6.2(g)(ii) (after giving effect to all other investments made under such Section 6.2(g)(ii)).

Notwithstanding anything to the contrary contained herein, if operating income of the Target for the most recently ended twelve fiscal months is greater than or equal to $5,000,000 and the purchase price of the Permitted Acquisition, including, without limitation, any assumed Indebtedness, is less than or equal to $20,000,000, Borrowers shall not be required to deliver the items required in Section 6.1(b)(ix); provided that Borrowers shall be required to deliver (a) a balance sheet, income statement and cash flow statement of the Target for the Fiscal Year most recently ended and interim financial statements, to the extent available, for the period from the most recently ended Fiscal Year to the date of such Permitted Acquisition, provided that, if such financial statements of the Target are not available for the Fiscal Year most recently ended, then Borrower shall deliver such financial statements for the Target dated as of a date no earlier than the date that is six months prior to the date on which the notice required by Section 6.1(b)(i) is delivered to Agent (and Borrower shall be required to deliver to Agent any subsequently-dated financial statements of the Target received by Holdings or any of its Subsidiaries prior to the date that is five Business Days prior to the scheduled closing of such Permitted Acquisition), (b) projections of the Target covering the 1 year period commencing on the date of such Permitted Acquisition and (c) a certificate of the chief financial officer of Holdings and each Borrower to the effect that (i) each Borrower (after taking into consideration all rights of contribution and indemnity such Borrower has against Holdings and each other Subsidiary of Holdings) will be Solvent upon the consummation of the Permitted Acquisition, (ii) Holdings and Borrowers have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to Agent and Lenders and (iii) after giving effect to such Permitted Acquisition, no Default or Event of Default shall have occurred and be continuing.”

(f) Section 6.2(c) of the Credit Agreement is hereby amended and modified by deleting such section in its entirety and inserting the following in lieu thereof:

“(c) each Credit Party, the Foreign Stock Holding Company and each direct Foreign Subsidiary of any Credit Party or the Foreign Stock Holding Company may make any investment that constitutes or is otherwise permitted in connection with a Permitted Acquisition;”

(g) Section 6.2(g) of the Credit Agreement is hereby amended and modified by deleting such section in its entirety and inserting the following in lieu thereof:

“(g)(i) investments (A) by any Credit Party in another Credit Party, (B) by any Foreign Subsidiary in another Foreign Subsidiary and (C) in the form of Indebtedness otherwise permitted by Section 6.3(a)(ix) and (ii) investments by Credit Parties in Subsidiaries that are not Credit Parties so long as the aggregate amount of all such investments (excluding any such investments that are assumed and exist on the date any Permitted Acquisition is consummated and that are not made, incurred or created in contemplation of or in connection with such Permitted Acquisition) made pursuant to this clause (ii) shall not exceed $55,000,000 (plus an amount equal to any returns of capital or sale proceeds actually received in cash by the Credit Parties in respect of any such investments, which amount shall not exceed the amount of such investment valued at cost at the time such investment is made);”

(h) Section 6.2(i) of the Credit Agreement is hereby amended and modified by deleting such section in its entirety and inserting the following in lieu thereof:

“(i) the Credit Parties and the other Subsidiaries may consummate the Foreign Subsidiary Reorganization; and”

(i) Section 6.3(a)(x) of the Credit Agreement is hereby amended and modified by deleting such section in its entirety and inserting the following in lieu thereof:

“(x) Indebtedness (A) of Foreign Subsidiaries owed to Credit Parties in an aggregate outstanding amount not to exceed $80,000,000 less the amount of investments made by the Credit Parties pursuant to Section 6.2(h) and Section 6.2(g)(ii) and (B) of Foreign Operating Subsidiaries owed to any other Foreign Subsidiary,”

(j) Section 6.3(a)(xii) of the Credit Agreement is hereby amended and modified by deleting such section in its entirety and inserting the following in lieu thereof:

“(xii) other Indebtedness (including, without limitation, repurchase obligations arising in connection with financing provided by certain financial institutions to certain dealers with respect to Inventory purchased by such dealers from Credit Parties) in an aggregate amount not to exceed $20,000,000 at any time outstanding; provided, however, that any such other Indebtedness of Foreign Subsidiaries shall not exceed $10,000,000 in the aggregate at any time outstanding; provided, further, any such Indebtedness owing by any Credit Party shall be unsecured, and”

(k) Section 6.4(a) of the Credit Agreement is hereby amended and modified by adding the following sentence at the end of such section:

“The limitations set forth in this Section 6.4(a) shall not prohibit (x) the consummation of the Foreign Subsidiary Reorganization or (y) sales, transfers, conveyances, assignments and other dispositions permitted by clauses (k) and (l) of Section 6.8 so long as such transactions do not involve a Credit Party (other than transactions solely between or among Credit Parties).”

(l) Section 6.5 of the Credit Agreement is hereby amended and modified by deleting clause (b) of such section in its entirety and inserting the following in lieu thereof:

“(b) except for (i) the Foreign Subsidiary Reorganization and (ii) mergers or amalgamations among Credit Parties or such Subsidiaries, as applicable, specifically permitted under Section 6.1, make any change in its capital structure as described in Disclosure Schedule (3.8), including the issuance or sale of any shares of Stock (except Excluded Stock Issuances), warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock; provided that Holdings may issue or sell shares of its Stock for cash so long as (i) the cash proceeds thereof, if any, are applied in prepayment of the Obligations to the extent required by Section 1.3(b)(iii), and (ii) no Change of Control occurs after giving effect thereto”

(m) Section 6.6 of the Credit Agreement is hereby amended and modified by deleting such section in its entirety and inserting the following in lieu thereof:

“6.6 Guaranteed Indebtedness. No Credit Party shall, or shall permit any Subsidiary of any Credit Party to, create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party or such Subsidiary, (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement, (c) for Guaranteed Indebtedness permitted under Section 6.3(a)(v) or Section 6.3(a)(xii) with respect to repurchase obligations arising in connection with financing provided by certain financial institutions to certain dealers with respect to Inventory purchased by such dealers from Credit Parties, and (d) for Guaranteed Indebtedness incurred by a Foreign Operating Subsidiary for the benefit of any other Foreign Operating Subsidiary if the primary obligation is expressly permitted by this Agreement.”

(n) Section 6.7(d) of the Credit Agreement is hereby amended and modified by deleting such section in its entirety and inserting the following in lieu thereof:

“(d) Liens securing Indebtedness permitted under (A) Section 6.3(a)(xi) to the extent such Liens are solely on property of the issuer of such Indebtedness, (B) Section 6.3(a)(xiii)(B) to the extent such Liens are solely on the assets or Stock of the Target or its Subsidiaries or (C) solely with respect to Indebtedness owing by a Foreign Operating Subsidiary, Indebtedness of such Foreign Operating Subsidiary permitted under Section 6.3(a)(xii).”

(o) Section 6.8 of the Credit Agreement is hereby amended and modified by deleting the last sentence of such section in its entirety and adding the following text immediately following clause (h) of such section:

“, (i) the transfer of the Stock of the Foreign Operating Subsidiaries to the Foreign Stock Holding Company in connection with the Foreign Subsidiary Reorganization, (j) subject to the limitations set forth in Section 6.4(a), Section 6.20 and, in the case of any transaction in the form of an investment, Sections 6.2(g) and (h), any sale, transfer, conveyance, assignment or other disposition of any property or other assets from any Credit Party to any Foreign Subsidiary so long as (1) the applicable Credit Party shall have provided prior written notice of any such transaction that is not in the form of a cash investment (together with supporting documentation establishing the fair market value of any such property or asset so transferred in form and substance reasonably satisfactory to Agent) and (2) the aggregate fair market value of all sales, transfers, conveyances, assignments or other dispositions of any property or other assets that is not in the form of an investment permitted by Sections 6.2(g) or (h) shall not exceed $25,000,000 (or such greater amount as may be approved in writing by Agent) during the term of this Agreement, (k) subject to the limitations contained in Section 5.15 and Section 6.20, any transfer, conveyance, sale, assignment or other disposition of any property or other assets from any Foreign Subsidiary to any other Foreign Subsidiary and (l) any transfer, conveyance, sale, assignment or other disposition of any property or other assets from any Credit Party or any of their respective Subsidiaries to any Credit Party. With respect to any disposition of assets or other properties permitted pursuant to clauses (b), (c), (d), (f), (g), (h), (i) or (j) above, subject to Section 1.3(b), Agent agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable Credit Party to effect such disposition and shall execute and deliver to Borrowers, at Borrowers’ expense, appropriate UCC-3 termination statements and other releases as are reasonably requested by Borrowers.”

(p) Section 6 of the Credit Agreement is hereby amended by adding the following Section 6.20 immediately following Section 6.19:

“6.20 Business of Foreign Subsidiaries. No Credit Party shall, or shall permit any of its Subsidiaries to, permit (a) (i) BIH CV to engage at any time in any business or business activity other than (A) ownership and acquisition of Stock in the Foreign Stock Holding Company, (B) performance of its obligations under and in connection with the Loan Documents, (C) actions required to maintain its existence, (D) the ownership of any Intellectual Property conveyed or otherwise transferred to BIH CV in accordance with Section 6.8 and Section 6.2(g) and (E) activities incidental to its maintenance and continuance and to the foregoing activities; (ii) BIH CV to incur any Indebtedness (other than Indebtedness owing by BIH CV to (A) any Credit Party, (B) the Foreign Stock Holding Company or (C) so long as such Indebtedness is not subject to any Lien in favor of any other Person, any Foreign Operating Subsidiary); (iii) BIH CV to make investments other than (A) ownership interests in the Stock of the Foreign Stock Holding Company, (B) capital contributions to the Foreign Stock Holding Company and (C) intercompany loans or advances made to any Credit Party or any Foreign Subsidiary so long as any such loan to a Credit Party is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent; or (iv) BIH CV to sell, dispose of, grant a Lien on or otherwise transfer the Stock of the Foreign Stock Holding Company or (b)(i) the Foreign Stock Holding Company to engage at any time in any business or business activity other than (A) ownership and acquisition of Stock in Foreign Operating Subsidiaries, (B) performance of its obligations under and in connection with the Loan Documents, (C) actions required to maintain its existence, (D) the ownership of any Intellectual Property conveyed or otherwise transferred to the Foreign Stock Holding Company in accordance with Section 6.8 and Section 6.2(g) and (E) activities incidental to its maintenance and continuance and to the foregoing activities; (ii) the Foreign Stock Holding Company to incur any Indebtedness (other than Indebtedness owing by the Foreign Stock Holding Company to (A) any Credit Party, (B) BIH CV or (C) any Foreign Operating Subsidiary so long as such Indebtedness is not subject to any Lien in favor of any other Person); (iii) the Foreign Stock Holding Company to make investments other than (A) ownership interests in the Stock of its Foreign Operating Subsidiaries, (B) capital contributions to any Foreign Operating Subsidiary and (C) intercompany loans or advances made to any Credit Party or any Foreign Subsidiary so long as any such loan to a Credit Party is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent; or (iv) the Foreign Stock Holding Company to sell, dispose of, grant a Lien on or otherwise transfer the Stock of any Foreign Operating Subsidiary except as otherwise permitted under Section 6.8 and Section 5.15.”

(q) Section 6 of the Credit Agreement is hereby amended by adding the following Section 6.21 immediately following Section 6.20:

“6.21 Foreign Subsidiary Reorganization. Notwithstanding any provision hereof to the contrary, the Credit Parties shall not be permitted to consummate any transaction contemplated by clause (b) of the definition of “Foreign Subsidiary Reorganization” until each of the following conditions shall have been satisfied: (a) Agent shall have received certified copies of the documents evidencing the formation and organization of BIH CV and the Foreign Stock Holding Company and the restructuring and transfer of the Stock of the Foreign Operating Subsidiaries as described herein, in each case in form and substance reasonably satisfactory to Agent, and (b) Agent shall have received a pledge agreement granting Agent a first-priority perfected Lien in 65% of the outstanding Stock of BIH CV, together with stock certificates, stock powers and any other instruments necessary to perfect such pledge and opinions of local counsel with respect to such pledge, in each case in form and substance reasonably satisfactory to Agent.”

(r) Annex A to the Credit Agreement, Definitions, is hereby modified and amended by inserting the following definitions in the appropriate alphabetical order therein:

“BIH CV” means a company to be organized under the laws of the Netherlands that shall become a Subsidiary of one or more Credit Parties in connection with the Foreign Subsidiary Reorganization. It is understood and agreed that BIH CV shall be a holding company (with the principal assets of such Subsidiary being the Stock of the Foreign Stock Holding Company and other assets incidental to its operations and such other assets as permitted by Section 6.20).

“First Amendment” means that certain First Amendment to Third Amended and Restated Credit Agreement, dated as of the First Amendment Effective Date, among the Borrowers, Agent and the Lenders.

“First Amendment Effective Date” means January     , 2011.

“Foreign Operating Subsidiary” means any Foreign Subsidiary other than the Foreign Stock Holding Company or BIH CV.

“Foreign Stock Holding Company” means a company to be organized under the laws of the Netherlands that will become a Subsidiary of BIH CV in connection with the Foreign Subsidiary Reorganization. It is understood and agreed that the Foreign Stock Holding Company shall be a holding company (with the principal assets of such Subsidiary being the Stock of Foreign Subsidiaries and other assets incidental to its operations and such other assets as permitted by Section 6.20).

“Foreign Subsidiary Reorganization” means that series of intercompany transactions occurring on or after the First Amendment Effective Date pursuant to which (a) first, BIH CV and the Foreign Stock Holding Company are organized and become Subsidiaries, subject to Section 5.15 and (b) second, except as otherwise indicated on Disclosure Schedule (5.15), the Stock of each Foreign Operating Subsidiary owned by a Credit Party as of the First Amendment Effective Date is sold or otherwise transferred to, and each such Foreign Operating Subsidiary becomes a direct subsidiary of, the Foreign Stock Holding Company. Immediately after giving effect to the Foreign Subsidiary Reorganization, the issued and outstanding Stock of each Subsidiary of Holdings will be owned by the Persons and in the amounts set forth on Disclosure Schedule (5.15).

(s) Annex A to the Credit Agreement, Definitions, is hereby modified and amended by deleting the definition of “Interest Payment Date” and replacing it with the following:

“Interest Payment Date” means (a) as to any Index Rate Loan, the first day of each month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under this Agreement.

(t) The Credit Agreement is further modified and amended by inserting the attached Disclosure Schedule (5.15), Foreign Subsidiary Reorganization, in the appropriate numerical order within the Credit Agreement.

2. No Other Consents or Amendments. Except as otherwise expressed herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent and Lenders under the Credit Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any of the other Loan Documents. Except for the amendments and consent set forth above, the text of the Credit Agreement and all other Loan Documents shall remain unchanged and in full force and effect and each Credit Party hereby ratifies and confirms its obligations thereunder. This Amendment shall not constitute a modification of the Credit Agreement or any other Loan Document or a course of dealing between Borrowers and the other Credit Parties, on the one hand, and Lenders, on the other hand, at variance with the Credit Agreement or any other Loan Document such as to require further notice by Lenders to Borrowers or such Credit Parties to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in the future, except as expressly set forth herein. Each Borrower and each other Credit Party acknowledges and expressly agrees that Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Credit Agreement and the other Loan Documents. Neither any Borrower nor any other Credit Party has knowledge of any challenge to Lenders’ claims arising under the Loan Documents or the effectiveness of the Loan Documents.

3. Conditions Precedent to Effectiveness. This Amendment shall be effective as of the date first written above upon satisfaction of the following:

(a) Agent’s receipt of a counterpart hereof duly executed by Borrowers, Credit Parties and each Lender; and

(b) the representations and warranties of Borrowers and other Credit Parties contained in this Amendment shall be true and accurate in all respects (or, with respect to any representation or warranty that is not otherwise qualified as to materiality, in all material respects).

4. Representations and Warranties of Borrowers and Other Credit Parties. The Credit Parties executing this Amendment, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Amendment:

(a) this Amendment has been executed and delivered by duly authorized representatives of each Credit Party, and the Credit Agreement, as modified and amended by this Amendment, constitutes a legal, valid and binding obligation of each Credit Party, and is enforceable against each Credit Party in accordance with its terms;

(b) no Default or Event of Default has occurred or is continuing; and

(c) all of the representations and warranties of each Credit Party contained in the Credit Agreement continue to be true and correct in all material respects as of the date hereof as though made on and as of such date, except to the extent that such representation or warranty expressly relates to an earlier date or except for changes therein expressly permitted or expressly contemplated by the Credit Agreement, as amended hereby.

5. Effect on the Credit Agreement and other Loan Documents. Except as specifically provided herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect, and are hereby ratified, reaffirmed and confirmed. This Amendment shall be deemed to be a Loan Document for all purposes.

6. Costs and Expenses. Each Borrower, jointly and severally, agrees to pay on demand all fees, costs and expenses incurred in connection with the preparation, execution, delivery, administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees, costs and expenses of counsel for Agent with respect thereto and with respect to advising Agent as to its rights and responsibilities hereunder and thereunder.

7. Counterparts. This Amendment may be executed in any number of separate counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. In proving this Amendment in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile or other electronic transmission shall be deemed an original signature hereto.

8. GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AMENDMENT, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AMENDMENT AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AMENDMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; PROVIDED FURTHER, THAT NOTHING IN THIS AMENDMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT, AND CREDIT PARTIES MAY MAKE ANY COUNTERCLAIMS RELATING TO THE SAME MATTER, REQUESTS FOR EQUITABLE RELIEF RELATING TO THE SAME MATTER OR AFFIRMATIVE DEFENSES IN CONNECTION THEREWITH. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX I OF THE CREDIT AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused it to be executed under seal by their duly authorized officers, as of the day and year first written above.

BORROWERS:

BLOUNT, INC., a Delaware corporation

By:	/s/ Calvin E. Jenness Name: Calvin E. Jenness
Title: Senior Vice President

OMARK PROPERTIES, INC., an Oregon corporation

By:	/s/ Richard H. Irving, III
Name: Richard H. Irving, III Title: Vice President

WINDSOR FORESTRY TOOLS LLC, a Tennessee limited liability company

By: Blount, Inc., its sole member

By:	/s/ Calvin E. Jenness
Name: Calvin E. Jenness Title: Senior Vice President

FIRST AMENDMENT TO CREDIT AGREEMENT

AGENT AND LENDERS:

GENERAL ELECTRIC CAPITAL
CORPORATION, as Agent and a Lender

By:	/s/ Judith Langan
Name:	Judith Langan
Title:	Duly Authorized Signatory

FIRST AMENDMENT TO CREDIT AGREEMENT

The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Borrowers.

CREDIT PARTIES:

BLOUNT INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Richard H. Irving, III
Name: Richard H. Irving, III Title: Senior Vice President

BI, L.L.C., a Delaware limited liability company

By: Blount, Inc., its managing member

By:	/s/ Calvin E. Jenness
Name: Calvin E. Jenness Title: Senior Vice President

4520 CORP., INC., a Delaware corporation

By:	/s/ Richard H. Irving, III
Name: Richard H. Irving, III Title: Vice President

SP COMPANIES, INC., a Delaware corporation

By:	/s/ Calvin E. Jenness
Name: Calvin E. Jenness Title: Vice President

SPEECO, INCORPORATED, a Delaware corporation

By:	/s/ Richard H. Irving, III
Name: Richard H. Irving, III Title: Vice President